Exhibit 99
Item 10.     Directors, Executive Officers and Corporate Governance.

Directors

Theodore M. Armstrong, 67, has been a director since December 2004. Mr. Armstrong served as Senior Vice President-Finance and Administration and Chief Financial Officer of Angelica Corporation from 1986 to his retirement in February 2004, and as a consultant to Angelica thereafter. Angelica Corporation is a leading provider of textile rental and linen management services to the U.S. healthcare market. Mr. Armstrong also serves as a member of the board of directors, and as Chairman of the audit committee, of UMB Financial Corporation.

Richard N. Cabela, 70, founded our Company in 1961 and has served on our Board since our incorporation in 1965. Since our founding, Mr. R. Cabela has been employed by us in an executive position and has served as our Chairman since our incorporation.

James W. Cabela, 67, is our co-founder and has served on our Board since our 1965 incorporation. Since our incorporation, Mr. J. Cabela has been employed by us in various capacities, and was our President until July 2003. Mr. J. Cabela has been Vice Chairman since the creation of that executive position in 1996. Mr. J. Cabela is the brother of Mr. R. Cabela.

John Gottschalk, 63, has been a director since July 2004. Mr. Gottschalk has been the Chairman and Chief Executive Officer of the Omaha World-Herald Company since 1989 and a member of its board of directors since 1980. The Omaha World-Herald Company publishes the Omaha World-Herald newspaper and, through its subsidiaries, owns and operates other newspapers, engages in direct marketing, and holds interests in other diversified businesses. Mr. Gottschalk also serves as a director of McCarthy Group, Pacific Mutual Holding Company, and Pacific LifeCorp.

Dennis Highby, 58, has been our President and Chief Executive Officer and a director since July 2003. Mr. Highby has been employed by us since 1976 and held various management positions, including Merchandise Manager, Director of Merchandising, and Vice President. He held the position of Vice President from 1996 to July 2003.

Reuben Mark, 68, has been a director since July 2004. Mr. Mark is Chairman of the Board and Chief Executive Officer of Colgate-Palmolive Company. Mr. Mark joined Colgate-Palmolive in 1963 and held a series of senior management positions in the United States and overseas before being appointed Chief Executive Officer in 1984. Mr. Mark was elected Chairman of the Board of Colgate-Palmolive in 1986. Mr. Mark also serves as a director of Time Warner Inc.

Michael R. McCarthy, 55, has been a director since 1996. Mr. McCarthy has served as a director and Chairman of McCarthy Group since 1986. McCarthy Group is a private equity firm. Mr. McCarthy also serves as a director of Peter Kiewit Sons', Inc., a national construction company.

Stephen P. Murray, 44, has been a director since December 2005. Mr. Murray is President of CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 by the former buyout/growth equity investment team of JPMorgan Partners. Prior to joining JPMorgan Partners in 1989, Mr. Murray served as a Vice President with the Middle-Market Lending Division of Manufacturers Hanover. Mr. Murray also serves as a director of several other companies, including AMC Entertainment Inc., Pinnacle Foods Group Inc., and Warner Chilcott Limited.

Emeritus Director

Gerald E. Matzke, 76, has been a non-voting emeritus director since May 2005. Mr. Matzke was a director from 1996 to May 2005. Mr. Matzke was our Secretary from July 2003 to February 2005 and was our Assistant Secretary prior to that time. Mr. Matzke has been a partner with the law firm of Matzke, Mattoon & Miller since 1956. He served as a state senator in the Nebraska legislature from 1993 to 2000.

Executive Officers

The table below sets forth certain information regarding our executive officers.

Name	Age	Position
Richard N. Cabela	70	Chairman
James W. Cabela	67	Vice Chairman
Dennis Highby	58	President and Chief Executive Officer
Patrick A. Snyder	52	Senior Vice President of Merchandising
Michael Callahan	57	Senior Vice President, Retail Operations and Marketing
Ralph W. Castner	43	Vice President and Chief Financial Officer, and Chairman of the Board of World's Foremost Bank
Brian J. Linneman	40	Vice President and Chief Operating Officer
Joseph M. Friebe	52	Vice President and Chief Executive Officer of World's Foremost Bank

Patrick A. Snyder has been our Senior Vice President of Merchandising since July 2003. From 1996 to July 2003, he was Director of Merchandise for Clothing. Mr. Snyder joined us in 1981 as a Product Manager.

Michael Callahan has been our Senior Vice President, Retail Operations and Marketing since July 2003. From January 1995 to July 2003, Mr. Callahan was Director of Merchandise for Hard Goods. He joined us as a Product Manager in 1990. Prior to joining us, Mr. Callahan was employed by Gart Brothers Sporting Goods, most recently as a merchandise manager.

Ralph W. Castner has been our Vice President and Chief Financial Officer since July 2003 and Chairman of the Board of World’s Foremost Bank, our wholly-owned bank subsidiary, since March 2006. From 2000 to July 2003, Mr. Castner was our Director of Accounting and Finance and Treasurer of World's Foremost Bank. Prior to joining us, he was employed by First Data Corporation from 1990 to 2000, most recently as a vice president. Prior to joining First Data Corporation, Mr. Castner was a certified public accountant with the public accounting firm of Touche Ross and Company.

Brian J. Linneman has been our Vice President and Chief Operating Officer since April 2004. From July 2003 to April 2004, Mr. Linneman was our Vice President of Strategic Projects & MIS. From 2002 to July 2003, Mr. Linneman was our Director of Strategic Projects. From 1999 to 2002, Mr. Linneman was our Corporate Logistics Manager. Prior to joining us, he was employed by United Parcel Service from 1987 to 1999, most recently as a logistics manager in the west region.

Joseph M. Friebe has been a Vice President since July 2003 and Chief Executive Officer of World’s Foremost Bank since June 2006. From July 2003 to June 2006, Mr. Friebe was our Vice President of Direct Marketing. From March 1996 to July 2003, he was our Director of Marketing. Prior to joining us, he worked for 13 years in the direct marketing business, most recently serving as a vice president of The Sportman’s Guide. He began his career at Grant Thornton as a certified public accountant.

See “Directors” above for information concerning the business experience of Mr. R. Cabela, Mr. J. Cabela, and Mr. Highby.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC and NYSE reports of ownership of our securities and changes in reported ownership. Based solely on a review of the reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 30, 2006, our officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a).

Audit Committee

The Board has established an Audit Committee that is responsible for the oversight of our accounting, reporting, and financial control practices. The Audit Committee also reviews the qualifications of the independent registered public accounting firm, selects and engages the independent registered public accounting firm, informs our Board as to their selection and engagement, reviews the plans, fees, and results of their audits, reviews reports of management and the independent registered public accounting firm concerning our system of internal control, and considers and approves any non-audit services proposed to be performed by the independent registered public accounting firm. The Audit Committee held eleven meetings during 2006. The current members of the Audit Committee are Messrs. Armstrong, Gottschalk, and Mark.

The Board has determined, in its business judgment, that Messrs. Armstrong Gottschalk, and Mark are independent as required by the Securities and Exchange Act of 1934, as amended, the applicable listing standards of the NYSE, and our Governance Guidelines. The Board has determined that it would be desirable for all members of the Audit Committee to be “audit committee financial experts,” as that term is defined by SEC rules, to the extent they qualify for such status. The Board has conducted an inquiry into the qualifications and experience of each member of the Audit Committee. Based on this inquiry, the Board has determined that Messrs. Armstrong, Gottschalk, and Mark meet the SEC’s criteria for audit committee financial experts and that each has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Item 11.     Executive Compensation.

Our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), as well as the other individuals included in the Summary Compensation Table below, are referred to herein as the “named executive officers.” In the following Compensation Discussion and Analysis, the individuals listed under the heading “Executive Officers” in Item 10 above, other than Richard N. Cabela and James W. Cabela, are referred to as the “executive officers.” Information concerning the compensation paid to Richard N. Cabela and James W. Cabela can be found in this Item 11 under the heading “Employment Agreements.”

Compensation Discussion and Analysis

Objectives

Our compensation programs are intended to provide a link between the creation of shareholder value and the compensation earned by our executive officers and certain key personnel. The objectives of our compensation programs are to:

•	attract, motivate, and retain superior talent;

•	ensure that compensation is commensurate with our performance and shareholder returns;

•	provide performance awards for the achievement of strategic objectives that are critical to our long-term growth; and

•	ensure that our executive officers and certain key personnel have financial incentives to achieve sustainable growth in shareholder value.

Business Strategy

Our strategy for building sustainable growth in shareholder value emphasizes the following key components:

•	continue to open new destination retail stores;

•	expand our direct business;

•	expand our customer loyalty programs;

•	improve our operating efficiencies; and

•	expand the reach of our brand and target market through complementary opportunities.

Elements of Executive Compensation Structure

Our compensation structure is simple and consists of two tiers of remuneration.

•
The first tier consists of competitive base pay for executive officers and a competitive suite of retirement, health, and welfare benefits. Our executives enjoy the same retirement, health, and welfare package as all of our exempt employees. This tier of remuneration is designed to attract and retain world-class executives and to be sufficiently robust to sustain them during times when incentive compensation payments fall short. We do not currently maintain any separate retirement plans for our executive officers. We previously allowed certain exempt employees to make contributions to a nonqualified deferred compensation plan. This plan was frozen as of December 31, 2004, and no new money is allowed to be contributed to the plan.

•
The second tier consists of a short-term cash incentive plan, which is linked to individual and Company performance on a year-to-year basis. The second tier also consists of a long-term stock incentive plan (our 2004 Stock Plan), which is designed to reward executives for the achievement of sustainable growth in shareholder value.

Reasons for Current Incentive Plan Structure

The reason for the short-term incentive plan structure is to ensure that executives stay focused on improving operating efficiencies, even in the face of a significant growth effort. There is a keen recognition that both growth in revenue and increased operating efficiencies are necessary for sustainable growth in shareholder value. The short-term incentive is designed to keep executives focused on this reality. For 2007, our Compensation Committee has set certain corporate financial and individual performance goals under our short-term cash incentive plan for each of our named executive officers. See “Fiscal 2007 Cash Bonus Opportunities” below for additional information.

Awards outstanding under the long-term incentive plan currently consists of stock options. In 2007 and future years, we may also make grants of restricted stock or other equity awards. The long-term incentive is designed to keep executives focused on increasing long-term shareholder value. It is the combination of growth and continuing improvement in profitability that is necessary for sustained growth in shareholder value. Accordingly, the long-term incentive keeps executives focused on both, and it is potentially a significant source of compensation for each executive officer in the long run.

How We Determine to Pay What We Pay

Our cash compensation policy is based both on market competitive norms and performance. Market is determined by referencing executive officer salary and bonus at similarly sized catalog and retail enterprises. Base pay for our executive officers currently is between the 25th and 50th percentile of market. Bonus opportunity can be significantly above the midpoint of the market range depending on Company and individual performance. For the last few years, the total cash compensation paid to our executive officers has been approximately equal to the total cash compensation paid to executive officers at high performing companies in our peer group, and it has exceeded the total cash compensation paid to executive officers at average performing companies in our peer group.

Our Compensation Committee takes several factors into account in determining the level of long-term incentive opportunity to grant to our executive officers. In 2006, the Compensation Committee primarily took the following factors into account:

•	each executive officer’s performance;

•	equity compensation grants made in the past;

•	value realized from past grants;

•	each executive officer’s portion of the total number of options being granted to employees in fiscal 2006; and

•	the level of grant required to keep our executive officers focused and motivated in the coming year.

In considering the level of option grants required to keep our executive officers focused and motivated, the Compensation Committee looked at the value of peer group grants over a series of years. In future years, the Compensation Committee may take other factors into account, such as market practices around long-term incentives in that particular year.

Our policy for allocating between long-term and current compensation for our executive officers is as follows:

•
We expect that in the long run the bulk of compensation will come from stock options and other long-term incentives. Our executive officers are allocated sufficient equity upside to ensure they will be rewarded for sustainable growth in shareholder value.

•	However, achievement of near-term improvements in profitability and productivity is necessary to achieve the goal of sustainable growth in shareholder value.

•	Currently, cash compensation comes in the form of base salary, which is at or slightly below the market norm.

•	The cash from base salaries can be considerably enhanced by the payment of a bonus that is at or above market norms.

•	The annual bonus is a strong incentive to improve profitability and margins during our high growth period since it is linked to our annual financial performance.

•	Achievement of growth and profit improvement will create the kind of sustainable growth in shareholder value that will reward shareholders and executives alike.

Benchmarking of Compensation

In the course of determining compensation for our executive officers in 2006, we looked at publicly traded retail and catalog companies similar to our size. None of the companies in this group was a specialty provider of outdoor recreational equipment and clothing with our mix of direct and retail business. We looked at the compensation paid to the executive officers of these companies to approximate where we stand relative to market.

Our compensation philosophy does not include an effort to pay at a particular percentile of market. Accordingly, we did not attempt to use these companies as a benchmark against which to set our compensation. Nevertheless, we view these companies as competitors for executive officer talent, so we believe it is useful to examine their pay practices from time to time.

We observed that our base pay for our executive officers was between the 25th and 50th percentile of base pay for executive officers of these companies. We also observed that the annual incentive opportunity for our executive officers was above the 50th percentile of the executive officers working for companies in this group. Finally, we examined the long-term incentive opportunity for our executive officers in the form of stock options granted in 2005 and 2006. Compared to the grants made for executive officers in the above referenced companies, our grants were below the midpoint of the market range.

Long-Term Compensation - Basis for Reward and Downside Risk

To date, the Compensation Committee only has awarded stock options under our 2004 Stock Plan, but it may consider other equity-based incentives in the future. Options bear a relationship to the achievement of our long-term goals in that they increase in value as our stock increases in value. Our executive officers are exposed to considerable downside risk through the shares each executive officer owns outright. Management has carefully evaluated the cost of options it grants to its executive officers. It will continue to evaluate the cost of options and other forms of equity compensation vehicles against the benefit those vehicles are likely to yield in building sustainable growth in shareholder value.

Equity Grants and Market Timing

We have never granted options in coordination with the release of material, non-public information, and we currently do not intend to adopt such a practice in the future. During fiscal 2006, annual awards of stock options to our executive officers and key employees were made at the Compensation Committee’s regularly scheduled meeting in May, and we expect that future annual equity awards will be made at this same meeting each year.

We have properly accounted for all of our option grants. As a public company, we have not awarded options and set the exercise price based on any price other than the fair market value of our stock on the grant date. Our 2004 Stock Plan currently defines “fair market value” as the closing price of one share of our common stock on the trading day immediately preceding the date as of which such fair market value is determined. If the Company’s shareholders approve the proposal to amend and restate our 2004 Stock Plan, “fair market value” will be defined as the closing price of one share of our common stock on the trading day on the date as of which such fair market value is determined.

Specific Forms of Compensation and the Role of Compensation Committee Discretion

In the past, the Compensation Committee has retained the ability to review executive officer base compensation and make increases based on general performance and market norms. Also, the Compensation Committee has retained the ability to make long-term incentive grants (historically stock options) based on several factors discussed in this Compensation Disclosure and Analysis. The Committee intends to retain the discretion to make decisions about executive officer base compensation and certain levels of stock option grants without predetermined performance goals.

The Committee may make future grants of options, restricted stock, or other equity compensation subject to performance goals. At this time, it has not been determined whether it would exercise discretion to increase or reduce the size of an award or payout if the performance goals are met, or pay all or any portion of an award or payout despite the performance goals not being met.

With respect to annual executive bonuses, the Compensation Committee has historically used a formula each year to set the aggregate bonus pool for all exempt employees, including the executive officer group. The formula allocates a certain percentage of pre-tax profit, subject to certain adjustments, to the aggregate bonus pool. In terms of allocating the executive officer pool among the executive officers, we have historically engaged in a two-step process. First, our CEO has made a determination of a proposed bonus payment for each executive officer (other than himself). In doing so, our CEO has taken into account the individual performance and contribution of each executive officer. Second, the Compensation Committee has reviewed the CEO’s proposed bonus payments for the executive officers and has determined actual bonuses, taking this input into account. The Committee also has determined a bonus for the CEO based on his individual performance and the historical amount of his bonus as a percentage of the aggregate bonus pool and as a percentage of profit before bonus.

Fiscal 2007 Cash Bonus Opportunities

In February 2007, the Compensation Committee set the targets and criteria for the fiscal 2007 cash bonus opportunities for our named executive officers. These targets and criteria were set pursuant to our short-term cash incentive plan. The following table sets forth the fiscal 2007 threshold, target, and maximum cash bonus opportunity for each of our named executive officers.

	Threshold Bonus	Target Bonus	Maximum Bonus
Dennis Highby	$1,500,000	$2,000,000	$3,000,000
Ralph W. Castner	$375,000	$500,000	$750,000
Patrick A. Snyder	$450,000	$600,000	$900,000
Michael Callahan	$450,000	$600,000	$900,000
Brian J. Linneman	$375,000	$500,000	$750,000

For fiscal 2007, 50% of each named executive officer’s target cash bonus opportunity is based upon the achievement of corporate financial objectives relating to earnings per share, return on invested capital, and increased comparable store sales. The remaining 50% of each of our named executive officer’s target cash bonus opportunity is based upon the achievement of pre-established individual performance goals. Any fiscal 2007 cash bonuses paid in excess of the target bonus amounts will be paid as a result of one or more target corporate financial objectives being exceeded.

Corporate Financial Objectives

The earnings per share, return on invested capital, and comparable store sales metrics have been chosen to drive growth. For each of these metrics, the Compensation Committee has established threshold, target, and maximum corporate financial objectives in alignment with our strategic plan and budgeted expectations. The named executive officers will receive no payment for a metric unless the Company achieves the threshold corporate financial objective for that metric.

Earnings per share has been chosen as a metric to help assure that compensation is proportional to the return on investment earned by stockholders. For purposes of the fiscal 2007 cash bonus opportunities, earnings per share will be measured on a diluted basis by dividing our net income by the sum of the weighted average number of shares outstanding during the period.

Return on invested capital is a non-GAAP financial metric that measures how effectively our management is able to allocate capital. For purposes of the fiscal 2007 cash bonus opportunities, return on invested capital will be measured by dividing our adjusted income by average total capital invested in our business. Adjusted income will be calculated by adding interest expense, rent expense, and retail segment depreciation and amortization (all after tax) to our net income. Total capital will be calculated by adding current maturities of long-term debt, deferred compensation, operating leases capitalized at eight times next year’s annual minimum lease payments, and total stockholders’ equity to our long-term debt. Average total capital will be calculated as the sum of current and prior year ending total capital divided by two.

Comparable store sales measure how the retail stores in our comparable store sales base are contributing to our total revenue. For purposes of the fiscal 2007 cash bonus opportunities, a store will be included in our comparable store sales base on the first day of the month following the fifteen month anniversary of its opening or expansion by more than 25%.

Following the completion of fiscal 2007, the Compensation Committee will assess the performance of the Company for each metric to determine the corporate financial portion of the fiscal 2007 cash bonuses payable to our named executive officers.

Individual Performance Goals

Fifty percent of the fiscal 2007 target bonus opportunity for each of our named executive officers is based upon the achievement of individual performance goals. In February 2007, the Compensation Committee set these goals for Mr. Highby. For Mr. Highby, these goals relate primarily to organizational goals, strategic initiatives, culture, and communications.

Mr. Highby made recommendations to the Compensation Committee regarding the fiscal 2007 individual performance goals for our other named executive officers, and the Compensation Committee exercised its discretion to set these goals in February 2007. For Mr. Snyder, these goals relate primarily to organizational goals, direct business operational goals, increasing the market share of certain products, and growing merchandise categories. For Mr. Callahan, these goals relate primarily to creating a plan to increase retail segment operating margins, retail marketing goals, enhancing retail employee training, and brand marketing goals. For Mr. Castner, these goals relate primarily to human resources, legal, investor relations, and tax goals. For Mr. Linneman, these goals relate primarily to strategic planning, distribution and fulfillment, and management information systems.

Following the completion of fiscal 2007, the Compensation Committee will assess the individual performance of each of our named executive officers and compare actual fiscal 2007 individual performance to the pre-determined individual performance goals to determine the individual performance goals portion of the fiscal 2007 cash bonuses payable to our named executive officers.

The actual bonuses payable for fiscal 2007, if any, will vary depending on the extent to which actual Company and individual performance meets, exceeds, or falls short of the corporate financial objectives and individual performance goals approved by the Compensation Committee. The Compensation Committee retains discretion to make downward adjustments to the bonuses yielded by the corporate financial objectives and individual performance goals, but cannot make upward adjustments.

How Individual Forms of Compensation are Structured and Implemented to Reflect the Named Executive Officers’ Individual Performance and Contribution

We are engaged in a concerted strategic effort to increase revenue, profit, and operating efficiency. The executive officers work as a team to accomplish these goals. Their base pay, annual bonus opportunity, and respective long-term incentive opportunity reflect their individual contributions to the Company and market practices. For 2006, the extent to which individual bonuses were paid depended on (1) the size of the aggregate bonus pool, which is directly related to the amount of pre-tax profits the executive officers as a team were able to help us generate, and (2) each executive officer’s individual performance and contribution. The extent to which each executive officer’s long-term incentives increase in value depends on the executive team’s ability to build sustainable growth in shareholder value.

Policies and Decisions Regarding Adjustment or Recovery of Awards or Payments if Relevant Performance Measures are Restated or Adjusted

This has not occurred since we became a public company or before that time. We expect that we would take steps legally permissible to adjust or recover awards or payments in the event relevant performance measures upon which they were based were restated or otherwise adjusted in a manner that would reduce the size of an award of payment.

Factors Considered in Decisions to Increase or Decrease Compensation Materially

This has not occurred since we became a public company. We expect that the primary factor we would consider in such a case is a clear, sustained market trend.

Impact That Amounts Received or Realizable From Previously Earned Compensation Have on Other Compensation

We maintain no compensation plans or programs where gains from prior compensation would directly influence amounts currently earned. The only factor where gains from prior awards are considered is where the Compensation Committee determines the appropriate size of long-term incentive grants. Also, in determining the bonus for the CEO, the Compensation Committee has historically considered, as one factor in its determination, the historical amount of the CEO’s bonus as a percentage of the aggregate bonus pool and as a percentage of profit before bonus.

The Basis for a Change of Control Triggering Payment

We have entered into agreements containing change of control severance provisions with our executive officers and certain members of senior management. Payments to our executive officers under these agreements are strictly tied to both a change of control and termination of employment. Under these agreements, if any of these employees are terminated without cause or resign for good reason within twenty-four months of certain transactions resulting in a change of control, then the employee will be entitled to receive certain severance benefits. The reasons for the change of control provisions are the same for us as in most companies in most industries. Executive officers should be free to act in the best interests of shareholders when considering a sale without undue focus on their own job security. Additional information concerning these agreements and the potential payments due thereunder can be found below in the section titled “Management Change of Control Severance Agreements.”

Impact of Accounting and Tax Treatment on Various Forms of Compensation

We take the impact of accounting and tax treatment on each particular form of compensation into account. Our incentive payments are designed so that they are deductible under Section 162(m) of the Internal Revenue Code, and we allow for a tax gross up in the event there is a change in control and excise taxes pursuant to Section 280G and related sections of the Code. We closely monitor the accounting treatment of our equity compensation plans, and in making future grants, we expect to take the accounting treatment into account.

Ownership Requirements and Policies Regarding Hedging Risk in Company’s Equity Securities

Our outside directors are encouraged to personally invest at least $25,000 in our stock within three years of joining our Board. Exceptions to this requirement may only be made by the Board under compelling mitigating circumstances.

We currently have no security ownership requirements for executives. Our executives are not allowed to make a short sale of our stock, which we define as any transaction whereby one may benefit from a decline in our stock price. At the current time, the executive officers as a group own substantially more Cabela’s stock outright than they have rights to under outstanding stock options. Our executive officers are substantially invested in our stock and own a high multiple of the value of our stock compared to their base salaries. We expect that our executive officers will continue to be substantially invested in our stock going forward.

The Role of Executive Officers in Determining Compensation

During fiscal 2006, our CEO and our CFO supplied the Compensation Committee with market data on current competitive pay practices for executive officers. The data covered base pay, annual incentive bonus opportunity, and long-term incentive opportunity.

Our CEO supplied the Compensation Committee with proposed executive officer base pay increases for 2006, as well as proposed stock option grants. The Compensation Committee considered the market data and the CEO’s suggestions in determining 2006 base pay and 2006 option grants.

After the close of fiscal 2006, our CEO supplied the Compensation Committee with information regarding how our executive officers fared in terms of individual performance. He also supplied the Committee with input regarding 2006 bonuses for our executive officers. The Committee considered both market data and the CEO’s input in determining actual bonuses paid for fiscal 2006.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. McCarthy (Chairman), Armstrong, and Murray, all of whom are independent directors. None of the Compensation Committee members:

•	has ever been an officer or employee of the Company;

•	is or was a participant in a “related person” transaction required to be disclosed in this annual report on Form 10-K; or

•	is an executive officer of another entity at which one of our executive officers serves on the board of directors.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this annual report on Form 10-K.

The foregoing Compensation Committee Report for 2006 is provided by the undersigned members of the Compensation Committee.

                                Michael R. McCarthy (Chairman)
                                Theodore M. Armstrong
                                Stephen P. Murray

Summary Compensation Table

The following table summarizes the total compensation earned by each of our named executive officers for the fiscal year ended December 30, 2006.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compen-sation Earnings ($)(4)	All Other Compensa- tion ($)(5)	Total ($)
Dennis Highby, President and Chief Executive Officer	2006	$665,450	$1,825,500	-	$373,932	-	$2,157	$13,000	$2,880,039
Ralph W. Castner, Vice President and Chief Financial Officer	2006	$319,630	$463,000	-	$110,019	-	$18,918	$8,000	$919,567
Patrick A. Snyder, Senior Vice President of Merchandising	2006	$410,192	$550,500	-	$68,027	-	$615	$13,000	$1,042,334
Michael Callahan, Senior Vice President, Retail Operations and Marketing	2006	$418,540	$550,500	-	$68,027	-	$580	$13,000	$1,050,647
Brian J. Linneman, Vice President and Chief Operating Officer	2006	$266,358	$463,000	-	$100,121	-	$410	$8,000	$837,889

(1)	For Mr. Callahan only, includes $8,348 of vacation sold back to the Company at 75% of value in accordance with the Company’s standard vacation policy.

(2)
For each of the named executive officers, includes bonuses paid under our short-term cash incentive plan, a $300 Christmas bonus, and the following 401(k) plan matching contributions paid outside the plan due to plan contribution limits: Mr. Highby, $200; Mr. Castner, $5,200; Mr. Snyder, $200; Mr. Callahan, $200; and Mr. Linneman, $5,200.

(3)
Reflects the dollar amount recognized for financial statement reporting purposes for fiscal 2006 in accordance with FAS No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), and thus includes amounts from awards granted in and prior to fiscal 2006. Refer to Note 14 “Stock Option Plans” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 28, 2007 for the relevant assumptions used to determine the valuation of our option awards.

(4)
Consists of above-market interest on deferred compensation. Effective January 1, 2007, the Company’s deferred compensation plan was amended to provide that the Company shall not pay any above-market interest on deferred compensation amounts to any of the Company’s named executive officers.

(5)	Consists of 401(k) plan matching contributions for each of the named executive officers.

Grants of Plan-Based Awards

The following table sets forth, as to our named executive officers, information concerning stock options granted during the fiscal year ended December 30, 2006.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (1)	Market Price on the Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dennis Highby	05/09/06	-	-	-	-	-	-	-	40,000	$19.35	$19.39	$418,196
Ralph W. Castner	05/09/06	-	-	-	-	-	-	-	27,500	$19.35	$19.39	$287,510
Patrick A. Snyder	05/09/06	-	-	-	-	-	-	-	27,500	$19.35	$19.39	$287,510
Michael Callahan	05/09/06	-	-	-	-	-	-	-	27,500	$19.35	$19.39	$287,510
Brian J. Linneman	05/09/06	-	-	-	-	-	-	-	27,500	$19.35	$19.39	$287,510

(1)
These options were granted at “fair market value” as defined in our 2004 Stock Plan. Our 2004 Stock Plan currently defines “fair market value” as the closing price of one share of our common stock on the trading day immediately preceding the date as of which such fair market value is determined. If the Company’s shareholders approve the proposal to amend and restate our 2004 Stock Plan, “fair market value” will be defined as the closing price of one share of our common stock on the trading day on the date as of which such fair market value is determined.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding stock option awards classified as exercisable or unexercisable for each of our named executive officers as of December 30, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dennis Highby	95,420 40,000 -	143,130 (4) - 40,000	- - -	$20.00 $20.00 $19.35	05/01/2014 04/14/2015 05/09/2016	-	-	-	-
Ralph W. Castner	7,340 12,638 9,382 14,680 14,680 2,936 20,000 -	22,020 (2) 29,918 (2) 14,122 (2) 14,680 (3) 22,020 (4) 4,404 (4) - 27,500	- - - - - - -	$5.76 $9.13 $9.13 $11.20 $13.34 $20.00 $20.00 $19.35	07/13/2010 07/27/2011 07/27/2011 07/24/2008 05/01/2014 05/01/2014 04/14/2015 05/09/2016	-	-	-	-
Patrick A. Snyder	- 7,340 20,000 -	29,360 (3) 11,010 (4) - 27,500	- - - -	$11.20 $13.34 $20.00 $19.35	07/24/2008 05/01/2014 04/14/2015 05/09/2016	-	-	-	-
Michael Callahan	44,040 7,340 20,000 -	29,360 (3) 11,010 (4) - 27,500	- - - -	$11.20 $13.34 $20.00 $19.35	07/24/2008 05/01/2014 04/14/2015 05/09/2016	-	-	-	-
Brian J. Linneman	3,670 3,670 11,010 14,680 14,680 20,000 -	5,505 (2) 7,340 (2) 27,525 (2) 14,680 (3) 22,020 (4) - 27,500	- - - - - -	$5.76 $9.13 $10.11 $11.20 $13.34 $20.00 $19.35	07/13/2010 07/27/2011 07/02/2012 07/24/2008 05/01/2014 04/14/2015 05/09/2016	-	-	-	-

(1)	Unless otherwise indicated by footnote, all options listed above vest at a rate of 20% per year on the anniversary date of grant and have a ten-year term.

(2)	Options vest at a rate of 10% per year beginning on the date of grant and an additional 10% each January 1st thereafter.

(3)	Options vest at a rate of 20% per year beginning on January 1, 2004 and have a five-year term.

(4)	Options vest at a rate of 20% per year beginning on January 1, 2005 and have a ten-year term.

Option Exercises and Stock Vested

None of our named executive officers exercised any stock options during the fiscal year ended December 30, 2006.

Nonqualified Deferred Compensation

The following table sets forth earnings, distributions, and balances for each of our named executive officers under our nonqualified deferred compensation plan for the fiscal year ended December 30, 2006. Our nonqualified deferred compensation plan was frozen as of December 31, 2004, and no new money is allowed to be contributed to the plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Dennis Highby	-	-	$5,623	$353,826	-
Ralph W. Castner	-	-	$49,782	$122,301	$513,090
Patrick A. Snyder	-	-	$1,603	$97,359	$613
Michael Callahan	-	-	$1,513	$95,206	-
Brian J. Linneman	-	-	$1,072	$55,634	$2,062

(1)
Reflects the following amounts for each of the named executive officers which are reported as nonqualified deferred compensation earnings in the Summary Compensation Table above: Mr. Highby, $2,157; Mr. Castner, $18,918; Mr. Snyder, $615; Mr. Callahan, $580; and Mr. Linneman, $410.

Employment Agreements

In January 2004, we entered into an employment agreement with Mr. R. Cabela. Mr. R. Cabela agreed to serve in the executive position of Chairman of our Company. Under the employment agreement, Mr. R. Cabela currently receives an annual base salary of $273,607 and is precluded from participating in any of our incentive compensation programs. We may terminate Mr. R. Cabela's employment agreement without cause upon 180 days written notice. We may terminate Mr. R. Cabela's employment agreement at any time for cause. Mr. R. Cabela may terminate his employment agreement upon 90 days written notice. We are required to pay Mr. R. Cabela his base salary through the effective date of any termination of his employment agreement. The employment agreement prohibits Mr. R. Cabela from competing with us for a period of twelve months following the termination of the employment agreement for any reason. Mr. R. Cabela has assigned to us exclusive rights in and to any intellectual property developed by him during his employment with us in the scope of our actual or anticipated business operations or that relates to any of our actual or anticipated products or services. We are required to provide Mr. R. Cabela with statutory indemnification to the fullest extent provided by law for any claims asserted against him relating to his service as an officer or director of the Company.

In January 2004, we entered into an employment agreement with Mr. J. Cabela. Mr. J. Cabela agreed to serve in the executive position of Vice Chairman of our Company. Under the employment agreement, Mr. J. Cabela currently receives an annual base salary of $279,191 and is precluded from participating in any of our incentive compensation programs. We may terminate Mr. J. Cabela's employment agreement without cause upon 180 days written notice. We may terminate Mr. J. Cabela's employment agreement at any time for cause. Mr. J. Cabela may terminate his employment agreement upon 90 days written notice. We are required to pay Mr. J. Cabela his base salary through the effective date of any termination of his employment agreement. The employment agreement prohibits Mr. J. Cabela from competing with us for a period of twelve months following the termination of the employment agreement for any reason. Mr. J. Cabela has assigned to us exclusive rights in and to any intellectual property developed by him during his employment with us in the scope of our actual or anticipated business operations or that relates to any of our actual or anticipated products or services. We are required to provide Mr. J. Cabela with statutory indemnification to the fullest extent provided by law for any claims asserted against him relating to his service as an officer or director of the Company.

Potential Payments Upon Termination or Change in Control

Management Change of Control Severance Agreements

We have entered into agreements containing change of control severance provisions with our named executive officers. The terms of these agreements are the same for each of our named executive officers. A copy of the form used for these agreements is filed as Exhibit 10.19 to our Registration Statement on Form S-1 filed on March 23, 2004. Under these agreements, if any of our named executive officers are terminated without cause or resign for good reason within twenty-four months of certain transactions resulting in a change in control, then they would be entitled to receive severance benefits equal to two years' base salary and bonus, payable in a lump sum, and insurance benefits. The bonus element would be equal to the average of the last two incentive bonuses paid. The insurance benefits for each executive and his dependents would be equal to eighteen months coverage for health insurance and twenty-four months coverage for dental, life, and disability insurance. Severance benefits are not payable if employment is terminated due to disability, retirement, or death.

Each of these agreements also provides that to the extent any of the payments under the agreements would exceed the limitation of Section 280G of the Internal Revenue Code, or the Code, such that an excise tax would be imposed under Section 4999 of the Code, the executive would receive an additional “gross-up” payment to indemnify him for the effect of such excise tax. In addition, any unvested stock options owned by such an executive, that did not vest upon the change in control pursuant to the terms of the applicable plan, would become fully vested and any non-competition and non-solicitation agreements we have with such an executive would automatically terminate. All confidentiality provisions, however, would remain in place.

    Generally, pursuant to these agreements, a “change in control" is deemed to occur upon:

•
any acquisition (other than directly from the Company) of more than 50% of the combined voting power of the Company’s then outstanding voting securities by any “person” as defined in the Securities Exchange Act of 1934;

•	the consummation of a sale or other disposition of all or substantially all of the assets of the Company, except for a sale after which the Board does not change;

•	any merger, consolidation, or reorganization of the Company, unless the prior shareholders continue to own at least 51% of the outstanding equity interests of the Company;

•	a complete liquidation or dissolution of the Company; or

•	election of a Board at least a majority of which is not made up of directors as of the date of the change of control agreements or individuals approved by such directors.

       Generally, pursuant to these agreements, “good reason” is deemed to exist when there is a:

•	material modification of the executive’s responsibilities, title, authority, or reporting responsibilities;

•	material reduction in the executive’s base salary or the potential benefits available to the executive under the Company’s incentive compensation agreements;

•
failure by the Company to continue to provide benefits substantially similar to those enjoyed by the executive prior to the change in control under the Company’s employee benefit, life insurance, medical, health and accident, or disability plans; or

•	change in the executive’s principal place of employment by a distance in excess of 100 miles.

       Generally, pursuant to these agreements, “cause” includes:

•	the executive being charged with a felony;

•	fraud, embezzlement, or theft by the executive relating to the Company;

•	gross negligence (i.e. actions in bad faith, not merely an error in judgment) of the executive which is materially detrimental to the Company’s business; or

•
failure by the executive to fulfill his duties as an employee of the Company that have not been remedied within 30 days after written notice of such failure or repeated failure to fulfill the same duties after having received two notifications regarding such failure from the Company.

If a change in control were to take place as of December 29, 2006, and these executives are terminated without cause or resign for good reason as of such date, the estimated severance payments and benefits that would be provided are as follows:

Executive	Lump sum cash payment ($)	Value of 18 months coverage for health insurance ($) (1)	Value of 24 months coverage for dental, life, and disability insurance ($) (1)	Maximum value of accelerated vesting of stock options ($) (2)	Gross-up payment ($)	Total ($)
Dennis Highby	$4,480,900	$17,445	$1,846	$782,327	-	$5,282,518
Ralph W. Castner	$1,429,260	$17,445	$1,846	$1,642,154	$686,153	$3,776,858
Patrick A. Snyder	$1,770,384	$17,445	$1,846	$629,873	-	$2,419,548
Michael Callahan	$1,770,384	$17,445	$1,846	$629,873	-	$2,419,548
Brian J. Linneman	$1,322,716	$17,445	$1,846	$1,155,986	$619,652	$3,117,645

(1)	The health, dental, life, and disability insurance payments are calculated based on the current per employee pro rata costs accrued each month and any premiums payable to third party carriers.

(2)
The maximum value of accelerated vesting of stock options was calculated by multiplying the number of shares underlying unvested options by the closing price of our common stock as of December 29, 2006, and then deducting the aggregate exercise price.

1997 Stock Option Plan and 2004 Stock Plan

In addition to our management change of control severance agreements, we have granted stock options to our named executive officers under our 1997 Stock Option Plan (the “1997 Plan”) and our 2004 Stock Plan. The 1997 Plan and 2004 Stock Plan both contain certain change in control provisions. In the event of a change in control, the change in control provisions contained in these plans would operate independently of those contained in our management change of control severance agreements described above. If cash payments were made or option vesting was accelerated under these plans as described below, our named executive officers would not receive the value of accelerated vesting of stock options listed in the table above under their management change of control severance agreements.  In other words, the cash payments or accelerated vesting of stock options described below would be in lieu of the value of accelerated vesting of stock options listed in the table above.

1997 Stock Option Plan. In the event of a change in control (as defined in the 1997 Plan), each outstanding option under the 1997 Plan would be canceled in return for a cash payment per share of common stock subject to that option (whether or not the option is otherwise at that time vested and exercisable for all the option shares) equal to the highest price per share paid for our common stock in effecting that change in control less the option exercise price payable per share under the canceled option. If a change in control were to take place as of December 29, 2006, the cash payment to each named executive officer for each outstanding option granted under the 1997 Plan would be as follows using the closing price of our common stock on such date.

	1997 Stock Option Plan
Name	Number of Securities Underlying Outstanding Options (#)	Closing Price of Common Stock on Dec. 29, 2006 ($) (2)	Option Exercise Price ($) (3)	Cash Payment (2) minus (3) times (1) ($)	Option Expiration Date
Dennis Highby	-	-	-	-	-
Ralph W. Castner	29,360 42,556 23,504 29,360	$24.13 $24.13 $24.13 $24.13	$ 5.76 $ 9.13 $ 9.13 $11.20	$539,343 $638,340 $352,560 $379,625	07/13/2010 07/27/2011 07/27/2011 07/24/2008
Patrick A. Snyder	29,360	$24.13	$11.20	$379,625	07/24/2008
Michael Callahan	73,400	$24.13	$11.20	$949,062	07/24/2008
Brian J. Linneman	9,175 11,010 38,535 29,360	$24.13 $24.13 $24.13 $24.13	$5.76 $9.13 $10.11 $11.20	$168,545 $165,150 $540,261 $379,625	07/13/2010 07/27/2011 07/02/2012 07/24/2008

However, such cash payments would not occur if in the good faith discretion of the Compensation Committee those options are to be honored or assumed by the acquiring company or new rights substituted therefore to acquire fully-vested, publicly-traded securities of the acquiring company or its corporate parent at an exercise price per share which preserves the economic value of each such option immediately prior to the change in control.

2004 Stock Plan. In the event of a change in control (as defined in the 2004 Stock Plan), each outstanding option under the 2004 Stock Plan would become fully vested and exercisable or, at the discretion of the Compensation Committee, each outstanding option (whether or not the option is otherwise at that time vested and exercisable for all the option shares) would be canceled in exchange for a payment in cash equal to the product of (i) the excess of the change in control price over the exercise price, and (ii) the number of shares of common stock covered by such option. If a change in control were to take place as of December 29, 2006, the maximum value of accelerated vesting of stock options granted under the 2004 Stock Plan would be as follows using the closing price of our common stock on such date.

2004 Stock Plan
Name	Number of Securities Underlying Unexercisable Options (#) (1)	Closing Price of Common Stock on Dec. 29, 2006 ($) (2)	Option Exercise Price ($) (3)	Maximum Value of Accelerated Vesting of Stock Options (2) minus (3) times (1) ($)	Option Expiration Date
Dennis Highby	143,130 40,000	$24.13 $24.13	$20.00 $19.35	$591,127 $191,200	05/01/2014 05/09/2016
Ralph W. Castner	22,020 4,404 27,500	$24.13 $24.13 $24.13	$13.34 $20.00 $19.35	$237,596 $ 18,189 $131,450	05/01/2014 05/01/2014 05/09/2016
Patrick A. Snyder	11,010 27,500	$24.13 $24.13	$13.34 $19.35	$118,798 $131,450	05/01/2014 05/09/2016
Michael Callahan	11,010 27,500	$24.13 $24.13	$13.34 $19.35	$118,798 $131,450	05/01/2014 05/09/2016
Brian J. Linneman	22,020 27,500	$24.13 $24.13	$13.34 $19.35	$237,596 $131,450	05/01/2014 05/09/2016

In the event the Compensation Committee selected the cash payment option, the cash payment to each named executive officer for each outstanding option granted under the 2004 Stock Plan would be as follows using the closing price of our common stock on December 29, 2006.

2004 Stock Plan
Name	Number of Securities Underlying Outstanding Options (#) (1)	Closing Price of Common Stock on Dec. 29, 2006 ($) (2)	Option Exercise Price ($) (3)	Cash Payment (2) minus (3) times (1) ($)	Option Expiration Date
Dennis Highby	238,550 40,000 40,000	$24.13 $24.13 $24.13	$20.00 $20.00 $19.35	$985,212 $165,200 $191,200	05/01/2014 04/14/2015 05/09/2016
Ralph W. Castner	36,700 7,340 20,000 27,500	$24.13 $24.13 $24.13 $24.13	$13.34 $20.00 $20.00 $19.35	$395,993 $ 30,314 $ 82,600 $131,450	05/01/2014 05/01/2014 04/14/2015 05/09/2016
Patrick A. Snyder	18,350 20,000 27,500	$24.13 $24.13 $24.13	$13.34 $20.00 $19.35	$197,997 $ 82,600 $131,450	05/01/2014 04/14/2015 05/09/2016
Michael Callahan	18,350 20,000 27,500	$24.13 $24.13 $24.13	$13.34 $20.00 $19.35	$197,997 $ 82,600 $131,450	05/01/2014 04/14/2015 05/09/2016
Brian J. Linneman	36,700 20,000 27,500	$24.13 $24.13 $24.13	$13.34 $20.00 $19.35	$395,993 $ 82,600 $131,450	05/01/2014 04/14/2015 05/09/2016

Notwithstanding the foregoing, if the Compensation Committee determined before the change in control that all outstanding awards of options would be honored or assumed by the acquirer, or alternative awards with equal or better terms would be made available, such outstanding awards of options would not be canceled, their vesting and exercisability would not be accelerated, and there would be no payment in exchange for such awards.

Director Compensation

During 2006, we paid our non-employee directors an annual retainer of $22,500, a fee of $2,500 for each Board meeting attended ($1,000 for meetings attended by telephone), and a fee of $1,500 for each committee meeting attended (other than meetings held in conjunction with a board meeting)($500 for meetings attended by telephone). In addition, the Chairman of the Audit Committee received an additional $10,000 annual retainer. Directors who are employees of the Company receive no compensation for their service as directors.

We promptly reimburse all non-employee directors for reasonable expenses incurred to attend Board meetings. In addition, non-employee directors are eligible to receive option grants under our 2004 Stock Plan. Under this plan, each of our non-employee directors is automatically granted an initial option to purchase 2,000 shares of our common stock upon the date the non-employee director first joins our Board. In addition, subject to certain restrictions in the plan, each non-employee director also will be automatically granted an annual option to purchase 2,000 shares of our common stock on the date immediately following our annual meeting of shareholders. The exercise price for each of these options will be the fair market value of the stock underlying the option on the date of the grant. The initial and annual option grants to non-employee directors vest on the first anniversary of the grant date.

As an emeritus director, Mr. Matzke receives an annual retainer of $22,500. During fiscal 2006, the Board determined to also pay Mr. Matzke a fee of $2,500 for each Board meeting attended ($1,000 for meetings attended by telephone). Mr. Matzke is reimbursed for his travel expenses to attend Board and committee meetings, and is entitled to indemnification in his role as an emeritus director.

The table below summarizes the compensation paid to our non-employee directors for the fiscal year ended December 30, 2006.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Theodore M. Armstrong	$60,000	-	$15,893	-	-	-	$75,893
John Gottschalk	$53,500	-	$15,893	-	-	-	$69,393
Reuben Mark	$41,500	-	$15,893	-	-	-	$57,393
Gerald E. Matzke (emeritus director)	$38,000	-	-	-	-	-	$38,000
Michael R. McCarthy	$56,500	-	$15,893	-	-	-	$72,393
Stephen P. Murray	$39,000	-	$16,600	-	-	-	$55,600

(1)
Richard N. Cabela, the Company’s executive Chairman, James W. Cabela, the Company’s executive Vice Chairman, and Dennis Highby, the Company’s President and Chief Executive Officer, are not included in this table as they are employees of the Company and thus receive no compensation for their service as directors. The compensation received by Mr. Highby as an employee of the Company is shown in the Summary Compensation Table above. Compensation received by Messrs. R. Cabela and J. Cabela is not required to be presented in this table pursuant to the rules of the SEC because neither served as the Company’s principal executive officer or principal financial officer, or was one of the Company’s other three most highly compensated executive officers, at any time during fiscal 2006.

(2)
The amount shown is the amount earned during fiscal 2006 by our non-employee directors. Our non-employee directors are paid annual retainer amounts in four quarterly installments. These installments are paid at the beginning of each quarter. Fees earned for meeting attendance during a quarter are paid at the beginning of the following quarter. The amount shown includes $15,000 for Mr. Armstrong and $17,500 for Mr. McCarthy for fees earned as a director of World’s Foremost Bank, our wholly-owned bank subsidiary.

(3)
Reflects the dollar amount recognized for financial statement reporting purposes for fiscal 2006 in accordance with FAS 123R, and thus includes amounts from awards granted in and prior to fiscal 2006. Refer to Note 14 “Stock Option Plans” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 28, 2007 for the relevant assumptions used to determine the valuation of our option awards. The grant date fair value of each stock option awarded to our non-employee directors in fiscal 2006 is $20,520. As of December 30, 2006, each director had the following number of options outstanding: Mr. Armstrong, 4,000; Mr. Gottschalk, 6,000; Mr. Mark, 6,000; Mr. Matzke (emeritus director), 9,340; Mr. McCarthy, 11,340; and Mr. Murray, 2,000.

During fiscal 2006, the Board determined to increase the compensation paid to our non-employee directors based upon the recommendation of the Compensation Committee. For fiscal 2007, we will pay our non-employee directors an annual retainer of $35,000 and a fee of $2,500 for each Board meeting attended ($1,000 for meetings attended by telephone). We also will pay the Lead Director an annual retainer of $10,000, the Chairman of the Audit Committee an annual retainer of $15,000, the Chairman of the Compensation Committee an annual retainer of $10,000, and the Chairman of the Nominating and Corporate Governance Committee an annual retainer of $10,000. In addition, each member of the Audit Committee (including the Chairman) will be paid an annual retainer of $15,000, each member of the Compensation Committee (including the Chairman) will be paid an annual retainer of $10,000, and each member of the Nominating and Corporate Governance Committee (including the Chairman) will be paid an annual retainer of $10,000. Mr. Matzke, as an emeritus director, will receive an annual retainer of $35,000 and will not receive any meeting fees. During 2006, the Board did not make any changes to the director stock option program described above.

Item 12.     Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Equity Compensation Plan Information as of Fiscal Year-End

The following table summarizes, as of fiscal year-end 2006, information about our compensation plans under which equity securities of the Company are authorized for issuance.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	4,887,409	$14.01	1,618,316 (1)

Equity compensation plans not approved by security holders	-	-	-

Total	4,887,409	$14.01	1,618,316 (1)

(1)	Of these shares, 1,578,882 remain available for future issuance under our Employee Stock Purchase Plan and 39,434 remain available for future issuance under our 2004 Stock Plan.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 19, 2007 (except as noted below), the number and percentage of outstanding shares of our common stock and non-voting common stock beneficially owned by each person known by us to beneficially own more than 5% of such stock, by each director and named executive officer, and by all directors and executive officers as a group.

Except as otherwise noted below, the address for those individuals for which an address is not otherwise indicated is c/o Cabela's Incorporated, One Cabela Drive, Sidney, Nebraska 69160.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated in the footnotes to the table below, we believe that the beneficial owners of the common stock and non-voting common stock listed below, based on the information furnished by such owners, have sole voting power and investment power with respect to such shares, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 59,598,584 shares of common stock and 5,807,305 shares of non-voting common stock outstanding as of February 19, 2007. All shares of our non-voting common stock are convertible into common stock upon the option of the holder; provided, however, that no shares of non-voting common stock held by a regulated shareholder may be converted into shares of common stock if the conversion would result in the regulated shareholder holding shares of common stock in excess of its permitted regulatory amount.

In computing the percentage of shares of common stock and non-voting common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock as to which the person has the right to acquire beneficial ownership within 60 days of February 19, 2007, through the exercise of any option, conversion rights, or other rights. We did not deem these shares outstanding for purposes of computing the percentage ownership of any other person.

	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Name of Beneficial Owner	Common Stock	Total Common and Non-voting	Common Stock (18)	Total Common and Non-voting
5% Shareholders
JPMP Capital Corp. (1)	-	3,986,868	-	6.10%
Richard N. Cabela (2)	9,610,780	9,610,780	16.13%	14.69%
Mary A. Cabela (3)	9,598,200	9,598,200	16.10%	14.67%
James W. Cabela (4)	11,726,260	11,726,260	19.68%	17.93%
McCarthy Group, LLC (5)	1,961,579	3,782,016	6.16%	5.78%
Directors and Named Executive Officers
Dennis Highby (6)	901,215	901,215	1.51%	1.37%
Patrick A. Snyder (7)	296,581	296,581	*	*
Michael Callahan (8)	381,036	381,036	*	*
Ralph W. Castner (9)	216,211	216,211	*	*
Brian J. Linneman (10)	127,343	127,343	*	*
Theodore M. Armstrong (11)	6,000	6,000	*	*
John Gottschalk (12)	211,711	211,711	*	*
Reuben Mark (13)	24,000	24,000	*	*
Gerald E. Matzke (emeritus director) (14)	33,195	33,195	*	*
Michael R. McCarthy (15)	2,061,934	3,882,371	6.32%	5.93%
Stephen P. Murray (16)	2,000	2,000	*	*
All Directors and Executive Officers (13 persons) (17)	25,658,312	27,478,749	44.30%	41.63%
_____________________
*   Less than 1% of total.

(1)
JPMP Capital Corp. (“JPMP Capital”) beneficially owns 3,986,868 shares of non-voting common stock, which represents 68.65% of our issued and outstanding non-voting common stock. JPMP Capital’s beneficial ownership consists of (a) 3,505,412 shares of non-voting common stock held by J.P. Morgan Partners (BHCA), L.P., (b) 234,807 shares of non-voting common stock held by J.P. Morgan Partners Global Investors, L.P., (c) 117,882 shares of non-voting common stock held by J.P. Morgan Partners Global Investors (Cayman), L.P., (d) 79,506 shares of non-voting common stock held by J.P. Morgan Partners Global Investors (Selldown), L.P., (e) 36,078 shares of non-voting common stock held by J.P. Morgan Partners Global Investors A, L.P., and (f) 13,183 shares of non-voting common stock held by J.P. Morgan Partners Global Investors (Cayman) II, L.P. The general partner of J.P. Morgan Partners (BHCA), L.P. (“JPMP BHCA”) is JPMP Master Fund Manager, L.P. (“JPMP MFM”). The general partner of each of J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., J.P. Morgan Partners Global Investors A, L.P., and J.P. Morgan Partners Global Investors (Cayman) II, L.P. (collectively, the “Global Investor Funds”) is JPMP Global Investors L.P. (“JPMP Global”). JPMP Capital, a wholly-owned subsidiary of JPMorgan Chase & Co., a publicly traded company (“JPM Chase”), is the general partner of each of JPMP MFM and JPMP Global. Each of JPMP Capital, JPMP MFM, and JPMP Global may be deemed, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, to beneficially own the shares held by JPMP BHCA and the Global Investor Funds. JPMP Capital exercises voting and dispositive power over the securities held by JPMP BHCA and the Global Investor Funds. Voting and disposition decisions at JPMP Capital are made by three or more of its officers, and therefore no individual officer of JPMP Capital is the beneficial owner of the securities. The address for each of these entities is 270 Park Avenue, New York, NY 10017, except that the address of each of J.P. Morgan Partners Global Investors (Cayman), L.P. and J.P. Morgan Partners Global Investors (Cayman) II, L.P. is c/o Walkers SPV Limited, PO Box 908 GT, Walker House, George Town, Grand Cayman, Cayman Islands.

(2)
Includes (a) 8,576,358 shares of common stock held by Cabela's Family, LLC with respect to which Mr. R. Cabela has shared investment power and sole voting power, (b) 87,606 shares of common stock held by Cabela's Family, LLC, with respect to which Mr. R. Cabela has shared investment power, but not voting power, (c) 924,236 shares of common stock held by the M.A. Cabela 2006 Irrevocable Annuity Trust dated August 23, 2006, and (d) 12,580 shares of common stock held in our 401(k) plan.

(3)
Includes (a) 87,606 shares of common stock held by Cabela's Family, LLC, with respect to which Mrs. Cabela has shared investment power and sole voting power, (b) 8,576,358 shares of common stock held by Cabela's Family, LLC, with respect to which Mrs. Cabela has shared investment power, but not voting power, and (c) 924,236 shares of common stock held by the M.A. Cabela 2006 Irrevocable Annuity Trust dated August 23, 2006. Mrs. Cabela disclaims beneficial ownership of the shares of common stock held by the M.A. Cabela 2006 Irrevocable Annuity Trust dated August 23, 2006 except to the extent of her pecuniary interest therein.

(4)	Includes 10,402 shares of common stock held in our 401(k) plan.

(5)
McCarthy Group, LLC, or MGL, beneficially owns 1,820,437 shares of non-voting common stock, which represents 31.35% of our issued and outstanding non-voting common stock. MGL’s beneficial ownership includes (a) 1,820,437 shares of non-voting common stock, and 750,000 shares of common stock, held by MGI Holdings, Inc., or MGI, (b) 1,003,226 shares of common stock held by Fulcrum Growth Partners, L.L.C., or Fulcrum, and (c) 208,353 shares of common stock held by McCarthy Capital Corporation, or McCarthy Capital. Mr. McCarthy, one of our directors, is the Chairman of MGL. MGI, the managing member of Fulcrum, and McCarthy Capital are wholly-owned subsidiaries of MGL. The address for McCarthy Group, LLC is First National Tower, 1601 Dodge Street, Suite 3800, Omaha, Nebraska 68102.

(6)
Includes (a) 85,792 shares of common stock held by a Grantor Retained Annuity Trust, (b) 14,595 shares of common stock held in our 401(k) plan, and (c) 183,130 shares of common stock issuable upon exercise of stock options within 60 days of February 19, 2007. Mr. Highby disclaims beneficial ownership of the shares of common stock held by the Grantor Retained Annuity Trust except to the extent of his pecuniary interest therein.

(7)
Includes (a) 22,020 shares of common stock held by a Grantor Retained Annuity Trust, (b) 12,351 shares of common stock held in our 401(k) plan, and (c) 45,690 shares of common stock issuable upon exercise of stock options within 60 days of February 19, 2007. Mr. Snyder disclaims beneficial ownership of the shares of common stock held by the Grantor Retained Annuity Trust except to the extent of his pecuniary interest therein.

(8)
Includes (a) 35,699 shares of common stock held by a Grantor Retained Annuity Trust, (b) 13,308 shares of common stock held in our 401(k) plan, and (c) 89,730 shares of common stock issuable upon exercise of stock options within 60 days of February 19, 2007. Mr. Callahan disclaims beneficial ownership of the shares of common stock held by the Grantor Retained Annuity Trust except to the extent of his pecuniary interest therein.

(9)	Includes (a) 119 shares of common stock held in our 401(k) plan, and (b) 116,154 shares of common stock issuable upon exercise of stock options within 60 days of February 19, 2007.

(10)	Includes (a) 314 shares of common stock held in our 401(k) plan, and (b) 91,565 shares of common stock issuable upon exercise of stock options within 60 days of February 19, 2007.

(11)
Includes 2,000 shares of common stock issuable upon exercise of stock options within 60 days of February 19, 2007. The address for Mr. Armstrong is 7730 Carondelet, Suite 103, St. Louis, Missouri 63105.

(12)
Includes 4,000 shares of common stock issuable upon exercise of stock options within 60 days of February 19, 2007. The address for Mr. Gottschalk is c/o Omaha World-Herald Company, Omaha World-Herald Building, 1314 Douglas Street, Suite 1500, Omaha, Nebraska 68102.

(13)
Includes 4,000 shares of common stock issuable upon exercise of stock options within 60 days of February 19, 2007, and 20,000 shares pledged as security. The address for Mr. Mark is c/o Colgate-Palmolive Company, 300 Park Avenue, New York, New York 10022.

(14)
Includes 9,340 shares of common stock issuable upon exercise of stock options within 60 days of February 19, 2007. The address for Mr. Matzke is 907 Jackson Street, P. O. Box 316, Sidney, Nebraska 69162.

(15)
Mr. McCarthy may be deemed to beneficially own 1,820,437 shares of non-voting common stock beneficially owned by MGL, which represents 31.35% of our issued and outstanding non-voting common stock. Mr. McCarthy's beneficial ownership includes (a) 9,340 shares of common stock issuable upon exercise of stock options within 60 days of February 19, 2007, (b) 1,820,437 shares of non-voting common stock, and 750,000 shares of common stock, held by MGI, (c) 1,003,226 shares of common stock held by Fulcrum, and (d) 208,353 shares of common stock held by McCarthy Capital. Mr. McCarthy is the Chairman of MGL. Although Mr. McCarthy may be deemed the beneficial owner of these shares, he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address for Mr. McCarthy is c/o McCarthy Group, LLC, First National Tower, 1601 Dodge Street, Suite 3800, Omaha, Nebraska 68102.

(16)
Consists of 2,000 shares of common stock issuable upon exercise of stock options within 60 days of February 19, 2007, which Mr. Murray may be deemed to beneficially own. Mr. Murray is a Managing Director and President of CCMP Capital Advisors, LLC, a private equity firm comprised of the former buyout/growth equity professionals of J.P. Morgan Partners who separated from JPM Chase to form an independent private equity platform. Mr. Murray disclaims any beneficial ownership of any shares beneficially owned by JPMP Capital, JPMP MFM, and JPMP Global (the “JPMP entities”), except to the extent of his pecuniary interest therein. JPMP Capital exercises voting and dispositive power over the securities held by JPMP BHCA and the Global Investor Funds. Voting and disposition decisions at JPMP Capital are made by three or more of its officers, and therefore no individual officer of JPMP Capital is the beneficial owner of the securities. The address of Mr. Murray is c/o CCMP Capital Advisors, LLC, 245 Park Avenue, New York, New York 10167.

(17)
Includes (a) 603,896 shares of common stock issuable upon exercise of stock options within 60 days of February 19, 2007, (b) 8,576,358 shares of common stock with respect to which our directors and officers have shared investment power and sole voting power, (c) 87,606 shares of common stock with respect to which our directors and officers have shared investment power, but not voting power, and (d) 1,820,437 shares of non-voting common stock that are convertible into shares of common stock at the option of the holder.

(18)	The percentages reflected in this column assume the conversion of the non-regulated holder's non-voting common stock to common stock.

Item 13.     Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Persons

The Audit Committee has adopted a policy and procedures for review, approval, and monitoring of transactions involving the Company and “related persons” (directors, executive officers, shareholders owning more than five percent of any class of the Company’s voting securities, and any immediate family member of any of the foregoing). The policy covers any transaction, arrangement, or relationship in which the Company was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has, or will have a direct or indirect interest.

Related person transactions must be approved or ratified by the Audit Committee. The Audit Committee will approve or ratify only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Committee determines in good faith. In considering the transaction, the Audit Committee will consider all of the relevant facts and circumstances available to the Committee, including (if applicable), but not limited to: the benefits to the Company; the impact on a director’s independence in the event the related person is a director, an immediately family member of a director, or an entity in which a director is a partner, shareholder, or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee will participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

The Audit Committee will annually review any previously approved or ratified related person transactions that remain ongoing. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the Audit Committee will determine if it is in the best interests of the Company and its shareholders to continue, modify, or terminate the related person transactions.

The Company entered into an Employee Lease Agreement with an affiliate of the Company’s Board Chairman dated January 1, 2005, pursuant to which such affiliate leased the services of certain of our employees for its operations. The amount of the lease payments paid under such Employee Lease Agreement in 2006 was $335,000, which we believe was comparable to terms obtainable from unaffiliated third parties. This Employee Lease Agreement was terminated effective December 31, 2006.

Corporate Governance

The Board has developed corporate governance practices to help it fulfill its responsibility to shareholders to oversee the work of management in the conduct of the Company’s business and to seek to serve the long-term interests of shareholders. The Company’s corporate governance practices are memorialized in our Corporate Governance Guidelines (our “Governance Guidelines”) and the charters of the three committees of the Board. The Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. These documents are available on our website at www.cabelas.com and upon request by writing to our Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160.

Board of Directors

Our Board currently consists of eight members. Five of our directors are independent under the requirements set forth in the New York Stock Exchange (“NYSE”) listing standards and our Governance Guidelines. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with Cabela’s. The Board has established guidelines to assist it in determining director independence, which conform to or exceed the independence requirements of the NYSE listing standards. The Board also has determined that certain relationships between Cabela’s and its directors are categorically immaterial and shall not disqualify a director or nominee from being considered independent. These independence guidelines and categorical standards are listed below.

In addition to applying the independence guidelines, the Board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board has determined that Messrs. Armstrong, Gottschalk, Mark, McCarthy, and Murray satisfy the NYSE independence requirements and Cabela’s independence guidelines. The Board also has determined that (i) Messrs. Armstrong, Mark, and Murray have no relationships with Cabela’s (other than being a director and shareholder), (ii) Mr. McCarthy has only an immaterial relationship with Cabela’s that falls within category iii. of the categorical standards adopted by the Board, and (iii) Mr. Gottschalk has only immaterial relationships with Cabela’s that fall within categories i. and ii. of the categorical standards adopted by the Board.

Independence Guidelines and Categorical Standards

The Board intends that, except during periods of temporary vacancies, a majority of the directors will be independent directors, as independence is determined by the Board, based on the guidelines set forth below. Directors who do not satisfy these independence guidelines also make valuable contributions to the Board and to the Company by reason of their experience and wisdom.

The Board has established the following guidelines to assist it in determining director independence, which conform to or exceed the independence requirements in the New York Stock Exchange listing requirements. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. In addition:

(i)	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship.

(ii)
A director who receives any direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or whose immediate family member receives more than $100,000 per year in direct compensation, is not independent until three years after such compensation has been received.

(iii)
A director who is affiliated with or employed by, or whose immediate family member is employed in a professional capacity by, a present or former internal or external auditor of the Company is not independent until three years after the end of the affiliation or the employment or auditing relationship.

(iv)
A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company's present executives serve on that company's compensation committee is not independent until three years after the end of such service or the employment relationship.

(v)
A director who is employed by, or whose immediate family member is an executive officer of, a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, is not independent until three years after falling below such threshold.

(vi)
A director who has a direct or indirect material interest (as determined by the Board), or whose immediate family member has a direct or indirect material interest (as determined by the Board), in any transaction since the beginning of the Company’s last fiscal year, or any proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000 is not independent until one year after completion of the transaction.

The Board has determined that the following relationships are categorically immaterial and shall not disqualify a director or nominee from being considered independent.

(i)
A director, or an immediate family member of a director, is affiliated with, or is a partner, employee, officer, director, or less than 25% owner of, a company that makes or has made payments to, or receives or has received payments (other than contributions, if the entity is a tax-exempt organization) from, the Company for property or services, and the amount of such payments has not within any of such other company’s three most recently completed fiscal years exceeded the greater of $1 million or 1% of such other company’s consolidated gross revenues for such year.

(ii)
A director, or an immediate family member of a director, is affiliated with, or is a partner, employee, officer, director, or less than 25% owner of, a bank, savings and loan association, insurance company, or other institutional lender that makes or has made loans to the Company (which shall include the purchase of notes or other debt instruments), and the amount of such loans has not within any of such lender’s three most recently completed fiscal years exceeded 1% of such lender’s, or 10% of the Company’s, consolidated gross assets.

(iii)
A director, or an immediate family member of a director, is affiliated with, or is a partner, employee, officer, director, or less than 25% owner of, a paid advisor, paid consultant, or paid provider of professional services to any member of the Company’s senior management or Board, or any immediate family member of a member of the Company's senior management or Board, and the amount of such payments has not within any of such firm’s three most recently completed fiscal years exceeded the greater of $250,000 or 1% of such other firm’s consolidated gross revenues for such year.

(iv)
A director, or an immediate family member of a director, is a trustee, fiduciary, director, or officer of a tax-exempt organization to which the Company contributes, and the contributions to such organization by the Company have not within any of such organization’s three most recently completed fiscal years exceeded the greater of $250,000 or 1% of such organization’s consolidated gross revenues for such year.

Item 14.     Principal Accounting Fees and Services.

The following table shows the aggregate fees billed to us for professional services by Deloitte & Touche LLP, or Deloitte, for fiscal years 2006 and 2005:

	Fiscal 2006	Fiscal 2005
Audit Fees	$1,029,458	$1,182,859
Audit-Related Fees	65,708	222,671
Tax Fees	5,580	-
All Other Fees	-	-
Total Fees	$1,100,746	$1,405,530

A description of the types of services provided in each category is as follows:

Audit Fees - For fiscal 2006 and 2005, includes fees for professional services and expenses relating to the audit of our annual financial statements, review of our quarterly financial information, and the audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Fiscal 2005 also includes fees for professional services and expenses related to the filing of a registration statement on Form S-3 for the benefit of certain of our shareholders.

Audit-Related Fees - For fiscal 2006 and 2005, includes fees for professional services and expenses relating to work for our wholly-owned bank subsidiary, World’s Foremost Bank, as it relates to the bank’s securitization transactions. Fiscal 2005 also includes fees for professional services and expenses related to Section 404 pre-attestation services.

Tax Fees - Consists of work for tax compliance and consulting related to the Company’s operations in Hong Kong.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC. The Audit Committee also concluded that Deloitte’s provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte’s independence.

The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services that may be performed by the Company's independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and also may pre-approve detailed types of audit-related and permitted tax and other services, subject to certain dollar limits, to be performed during the year. All other non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis, subject to those exceptions that may be permitted by applicable law. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities shall be reported to the Audit Committee at each regularly scheduled meeting.

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